Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “PERDOCEO EDUCATION CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF MAY, A.D. 2023, AT 6:24 O`CLOCK P.M.

2366970 8100
SR# 20232410562	Authentication: 203442396
You may verify this certificate online at corp.delaware.gov/authver.shtml	Date: 05-30-23

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

PERDOCEO EDUCATION CORPORATION

Perdoceo Education Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. The Corporation was formed as a Delaware corporation named Career Education Corporation pursuant to the Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on January 5, 1994.

2. A Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 25, 2006 and amendments were filed on May 21,2012 and December 17,2019 (with such filing on December 17, 2019 being effective at 12:01 am on January 1, 2020) (as amended, the "Original Restated Certificate of Incorporation").

3. A Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware which became effective on January l, 2020 at 12:02 a.m. (the "Restated Certificate of Incorporation''), and which only restated and integrated and did not further amend the provisions of the Original Restated Certificate of Incorporation.

4. Article XII.B of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

B. Limitation of Director and Officer Liability.

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to, or modification or repeal of, this Article XII.B shall adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article XII.B, would accrue or arise, prior to such amendment, modification or repeal. If, after this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the DGCL or such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.

5. The aforesaid amendment to the Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

6. All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this 25th day of May, 2023.

By:	/s/ Greg E. Jansen
Name:	Greg E. Jansen
Title:	Senior Vice President, General Counsel and Corporate Secretary

State of Delaware Secretary of State Division of Corporations Delivered 06:24 PM 05/25/2023 FILED 06:24 PM 05/25/2023 SR 20232410562 - File Number 2366970